Exhibit 10
MEMBERS’ AGREEMENT
OF
APES HILL DEVELOPMENT SRL
     THIS MEMBERS AGREEMENT (this “Agreement”), is entered into as of the ___day of         , 2005 (the “Effective Date”), by and among LML Caribbean, Ltd., a company incorporated under the laws of Saint Lucia (“Landmark”), and C.O. Williams Investments Inc., a company incorporated under the provisions of Companies Act (“Williams”), as Members, together with any Person who becomes a Member as provided herein, and supercedes and replaces a Company Agreement dated            March, 2005 between DPMG Inc. and Williams. Certain terms used in this Agreement are defined in Article II.
ARTICLE I
ORGANIZATIONAL MATTERS
     1.1 Formation. Subject to the provisions of this Agreement, the Members have and are or will hereinafter become Members of APES HILL DEVELOPMENT SRL, a society incorporated under the provisions of Society With Restricted Liability Act Cap. 318B of the Laws of Barbados as Society No. 490. The Members hereby enter into this Agreement in order to set forth the rights and obligations of the Members as members inter se of the Society and certain related matters. Except as expressly provided and permitted herein to the contrary, the rights and obligations of the Members and the administration and dissolution and winding up of the Society shall be governed by the laws of Barbados.
     1.2 Name. The name of the Society is, and the business of the Society shall be conducted under the name of “APES HILL DEVELOPMENT SRL”. The Society’s business may be conducted under any other name or names approved by the Members Committee.
     1.3 Registered Office and Principal Office of Society; Addresses of Members.
(a)	The registered office of the Society in Barbados shall be at: Worthing Corporate Centre, Worthing Main Road, Christ Church, Barbados

(b)	The initial principal office of the Society shall be at:

Apes Hill St. James Barbados
The principal office of the Society may be changed to another location by the Managing Member as hereinafter defined.
     (c) The addresses of the Members as of the Effective Date are set forth in Section 15.1. The address of a Member may be changed in accordance with the requirements set forth in Section 15.1.
     1.4 Term. The Society shall continue in existence until the first to occur of the following:
     (a) December 31, 2054;
     (b) The sale or other disposition by the Society of all or substantially all of its assets, and the collection by the Society and distribution to the Members of all proceeds from such sale or disposition (whether such proceeds shall be cash, notes, or other property) pursuant to this Agreement; or
     (c) The dissolution of the Society pursuant to the express provisions of Article XIII hereof (other than a dissolution that is followed by the revival of the Society pursuant to Section 13.2).
     1.5 Ownership. The interest of each Member in the Society shall be personal property for all purposes. All property and interests in property, real or personal, owned by the Society shall be deemed owned by the Society as an entity, and no Member, individually, shall have any ownership of such property or interest except by having an ownership interest in the Society as a Member. Each of the Members irrevocably waives, during the term of the Society and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition with respect to any of the assets of the Society.
     1.6 No Individual Authority. No Member, acting alone, shall have any authority to act for, or to undertake or assume, any obligation, debt, duty or responsibility on behalf of any other Member or the Society except as otherwise expressly provided in this Agreement.
     1.7 Title to Society Property. It is the desire and intention of the Members that legal title to all property of the Society shall be held and conveyed in the name of the Society.
     1.8 Limits of Society. The relationship between the parties hereto shall be limited to the carrying on of the business of the Society in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be a company for the sole and limited purpose of carrying on such business. Except as otherwise provided for or contemplated in this
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Agreement, nothing herein shall be construed to create a partnership or any other relationship between the Members or to authorize any Member to act as an agent for any other Member.
ARTICLE II
DEFINITIONS
     The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.
     “Agreement” means this Members Agreement of APES HILL DEVELOPMENT SRL, as it may be amended, supplemented or restated from time to time.
     “Available Profits” of the Society as of any date means all cash funds of the Society on hand as of such date from all sources, including without limitation, gross cash receipts derived from operations of the Society, gross cash receipts derived from the sale or other disposition, financing, refinancing or liquidation of Society property (including, without limitation, insurance proceeds and proceeds from a taking of Society property by compulsory acquisition, nationalization or otherwise reduced by: (a) all Society Costs and Expenses that are due and payable as of such date and/or that are expected to become due and payable in the next sixty (60) days; (b) provision for adequate reserves (working capital and/or capital), with the amount of such reserves to be determined by the Members Committee in its reasonable discretion; and (c) costs that are anticipated to be paid from Development Loan proceeds and/or from Capital Contributions already received that are not included in subparagraphs (a) or (b) above.
     “Breaching Member” means a Member which has committed a Material Breach.
     “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the Government of Barbados shall not be regarded as a Business Day.
     “Buy/Sell Closing Date” has the meaning set forth in Section 11.7(e).
     “Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Society in consideration for the Equity Interest held by such Member, reduced by the amount of any liabilities of the Member assumed by the Society or which are secured by any property contributed by such Member to the Society.
     “Companies Act” means the Companies Act, CAP 308 of the Laws of Barbados, and shall include, where the context permits or requires, any regulations made from time to time thereunder.
     “Construction Phase” means a phase of construction of the Project as identified in a Project Business Plan.
     “Contribution Notice” has the meaning set forth in Section 4.1(a).
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     “Control” means, with respect to a particular Person, the ownership, directly or indirectly, of 51% or more of the ownership and voting interests of any other Person.
     “Controlling Person” means: (a) with respect to Landmark and its permitted successors and assigns: Landmark Land Company, Inc., a Delaware corporation; and (b) with respect to Williams and its permitted successors and assigns: C. O. Williams.
     “Deadlock Date” means the date on which (i) the Members Committee has failed to approve a Major Decision proposed by any Member, or (ii) where the Managing Member consists of more than 1 Member, the Managing Member is unable to make a decision necessary for the discharge of its duties. A Deadlock Date cannot occur prior to six (6) months after the Funding Date.
     “Development Loan” means each of the development loans expected to be obtained by the Society in connection with the development of the Project as approved by the Members Committee.
     “Electing Member” has the meaning set forth in Section 12.1.
     “Equity Interest” means the percentage interest for the time being of a Member in capital of the Society. The Equity Interest of each Member after the contributions set forth in Section 4.1(a)(ii) have been made is set forth below:

Member	Equity Interest
Williams	66-2/3%
Landmark	33-1/3%

100%

     “Event of Bankruptcy” means, with respect to any Member or the Society, any of the following acts or events:
     (a) making an assignment for the benefit of creditors;
     (b) filing a voluntary petition or similar proceeding in bankruptcy;
     (c) becoming the subject of an order for relief or being declared insolvent or bankrupt in any bankruptcy or insolvency proceeding;
     (d) filing a petition or application or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation;
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     (e) filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in a proceeding of the type described in parts (a) through (d) of this definition;
     (f) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of all or any substantial part of its properties; or
     (g) the expiration of ninety (90) days after the date of the commencement of a proceeding against such Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation if the proceeding has not been previously dismissed, or the expiration of sixty (60) days after the date of the appointment, without such Member’s consent or acquiescence, of a trustee, receiver, or liquidator of such Member or of all or any substantial part of such Member’s properties, if the appointment has not previously been defended, vacated or stayed.
     “Fiscal Year” means the twelve (12) month period ending December 31 of each year; provided that the initial Fiscal Year shall be the period which began on the Effective Date and ends December 31, 2005, and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Society is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than full calendar year periods).
     “Funding Date” means the date on which the capital contributions are made by the Initial Members in accordance with Section 4.1(a)(ii).
     “IFRS” means international financial reporting standards as set forth from time to time in the opinions of the International Accounting Standards Members Committee as adopted by the Institute of Chartered Accountants of Barbados.
     “Gross Asset Value” means the gross fair market value of such asset, as determined by the Members Committee.
     “Indemnitee” has the meaning set forth in Section 7.12.
     “Independent Accountants” means Ernst & Young or any other accounting firm that has been approved by the Members Committee.
     “Initial Project Phase” means the portion of the Project Site (and proposed portion of the Project thereon) identified on Exhibit A attached hereto and made a part hereof.
     “Initial Members” means Landmark and Williams and any transferee of Landmark or Williams which acquires Quota(s) pursuant to Section 11.2. Any Quotas transferred pursuant to
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Section 11.2 shall be deemed owned and Controlled by, and shall be voted as directed by, the transferor for all purposes of this Agreement.
     “Land Improvements” means any improvements constructed and/or to be constructed on the Project Site.
     “Liquidator” has the meaning set forth in Section 13.3.
     “Lots” means the lots to be developed on a Project Site and then sold by the Society to third-party buyers.
     “Major Decision” has the meaning set forth in Section 7.3.
     “Management Agreement” means the Project Management Agreement of Apes Hill Development between the Society and Landmark or an affiliate thereof attached hereto as Exhibit B, and the Project Management Agreement between the Society and Williams or an affiliate thereof attached hereto as Exhibit C, which together provide for joint management of the Project by Landmark and Williams, or their respective affilliates.
     “Managing Member” means collectively, an individual nominated from time to time by Landmark to represent the interests of Landmark and an individual nominated from time to time by Williams to represent the interests of Williams, or any successor thereto, or such other Person or Persons as may hereafter be appointed to serve as Managing Member in accordance with the terms of this Agreement. The initial representative of Landmark is Gerald Barton and the initial representative of Williams is Sir Charles O. Williams.
     “Material Breach” means that:
     (a) A Member has breached any material term of this Agreement, including a failure to make Capital Contribution(s) required pursuant to Section 4.1 of this Agreement.
     (b) Any other Member delivers a written notice to the Breaching Member, informing the Breaching Member that an act or acts described in subparagraph (a) above has occurred and describing such breach; and
     (c) The Breaching Member fails to cure such breach within 30 days after the Breaching Member’s receipt of the written notice described in subparagraph (b) above; provided, however, if such act or event is subject to cure by performance, but the act or event is such that it is not reasonably susceptible to being cured within said 30-day period, then the Breaching Member shall be entitled to such additional time as may be required in order to cure such breach so long as such cure is commenced within said 30-day period and is thereafter diligently prosecuted to completion on or before 90 days after the expiration of such 30-day period.
Apes Hill Dev SRL/Members Agreement

     “Member” means Landmark and Williams, or any other Person who is admitted as a Member of the Society on and after the Effective Date and whose admission has been reflected on the books and records of the Society.
     “Members Committee” means the committee of the Members as constituted in accordance with Section 7.2 hereof.
     “Member Interest” means the interest of a Member in the Society represented by the Quotas issued to or beneficially owned by such Member, including, without limitation, such Member’s right: (a) to dividends; (b) to a distributive share of the assets of the Society on dissolution; (c) to vote on those matters described in the Agreement; and (d) to participate in the management and operation of the Society as provided in this Agreement.
     “Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Society or a Member) approved by the Members Committee.
     “Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, trust, estate, unincorporated organization, association or other entity.
     “Pledge” means any bona fide, voluntary charge , mortgage, deed of trust, security interest or other consensual lien or hypothecation of, in or on any Member Interest.
     “Project” means the entire Project Site, the Land Improvements constructed and/or to be constructed on the Project Site, all ancillary rights thereto, and all activities of the Society relating, directly or indirectly, to the acquisition, ownership, development, operation, and/or sale or other disposition of the Project Site or portion(s) thereof (including sales of Lots).
     “Project Business Plan” means the business plan for the Project, which business plan has been approved by all Members and which business plan includes a comprehensive analysis of all aspects of the Project. The Project Business Plan is subject to such annual updates and other amendments as may be approved by the Members Committee from time to time.
     “Project Pro Forma” means the financial forecasts incorporated in the Project Business Plan of (a) all revenues, costs and expenses relating to: (i) the construction of the Improvements; (ii) the operation and management of the Project; and (iii) the sale of Lots; and (b) the expected dates of the sales of each material asset which comprises the Project.
     “Project Site” means the real property identified in Exhibit A on which the Project is to be located.
     “Quotas” means the quotas in the capital of the Society.
     “SRL Act” means the Society With Restricted Liability Act, CAP 318B of the Laws of Barbados.
Apes Hill Dev SRL/Members Agreement

     “Settlement Notice” has the meaning set forth in Section 7.12(c).
     “Society” means APES HILL DEVELOPMENT SRL, a limited liability company.
     “Society Costs and Expenses” mean all of the expenditures of any kind made or to be made with respect to the operations of the Society and the development of the Project Site, including without limitation, the cost of all development and construction costs for the Land Improvements, development fees, principal, interest, fees, points, penalties, and other amounts payable on Society indebtedness (including any amounts owed by the Society with respect to the Development Loans), ad valorem taxes, corporate taxes, value added tax, stamp duty, and other duties imports or taxes, assessments, permit fees, insurance premiums, escrow payments, repair and maintenance costs, engineering fees, advertising expenses, professional fees, utilities costs, equipment costs, sales commissions, management fees, consulting fees, salaries, wages, fringe benefits, and other similar types of costs, expenses, charges, liabilities and obligations of the Society and other costs and expenses that are customary and ordinary in the conduct of the business of the Society, as described in the capital and operations budgets approved by the Members Committee.
     “Transfer” means any sale, assignment, transfer, gift, conveyance or other disposition (excluding, however, a Pledge), whether voluntary or involuntary (by operation of law or otherwise), of any Member Interest (or economic interest in any Member Interest).
     “Voting Interest” means the percentage interest of a Member for all the purposes of voting by Members at regularly constituted meetings of Members. The Voting Interest of each of the Initial Members as of the Funding Date is set forth below:

Initial Member	Voting Interest
Williams	50.0%

Landmark	50.0%

TOTAL	100.0%

     Provided however that:
  (i) in the event that any of the Initial Members transfers all or any part of its Member Interest in accordance with the provisions of Section 11.3 other than to an existing Member; or
     (ii) if the Society issues additional quotas to any Person (other than an Initial Member), then the Voting Interests of all Members shall be as provided by the articles of incorporation and by-laws of the Society or by applicable law, the Initial Members agreeing however to vote their respective Quotas as to all decisions of the Society at general meeting only in the manner and in accordance with an agreement in writing concluded between them. In the event that they are
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unable to reach agreement on any decision of the Society at general meeting, after making good faith efforts to do so, then the Initial Members shall, notwithstanding their respective Member Interests, each be deemed to have 50% of the aggregate number of votes exercisable by the Initial Members.
ARTICLE III
PURPOSE
     3.1 Purposes and Scope. Subject to the provisions of this Agreement, the purposes of the Society are to:
     (a) conduct pre-development activities, tests, studies, and/or analyses with respect to the Project;
     (b) obtain all necessary entitlements, permits, licenses, and similar authorizations for the development of the Project Site in accordance with the Project Business Plan;
     (c) develop the Project Site in accordance with the Project Business Plan;
     (d) hold, own, operate, maintain, manage, market, sell, exchange, lease, and otherwise dispose of all or any portion of the Project Site;
     (e) borrow money in furtherance of any or all of the objectives of the Society business (including without limitation, the Development Loans), and to secure the same by mortgage, pledge or other liens; and
     (f) do any and all other acts or things which may be incidental or necessary to carry on the business of the Society as herein contemplated. The Society shall not engage in any other business or activity not intended to implement the foregoing without the prior written unanimous consent of the Members.
     Provided however that nothing in this Agreement shall be construed as rendering ultra vires and/or void any acts or things done by the Society in breach of the foregoing provisions of this Section.
Apes Hill Dev SRL/Members Agreement

ARTICLE IV
CAPITAL CONTRIBUTIONS
4.1	Required Capital Contributions.

Subject to the approval of the Exchange Control Authority of Barbados being obtained by Landmark:
(a)      (i)      On the Effective Date or such other date as the Members Committee shall determine, Williams and Landmark shall each make an interest free (subject to Section 4.1(a)(iii)) loan to the Society in an amount equal to $US 150,000.00. In the event the development of the Project Site is commenced in accordance with the Project Business Plan prior to the date that all loans to the Society pursuant to this Section 4.1(a)(i) are made, the parties shall be relieved of the obligation to make further loans pursuant to this Section 4.1(a)(i). It is further agreed that the sum of loans by each party is an estimate of the cash requirements of the Society prior to the commencement of the development of the Project Site and such amount may be adjusted upward or downward by the Members Committee as and when the cash requirements of the Society can be more precisely determined.
     (ii) At such time after the Society obtains third party equity/debt financing in an amount of not less than $US 32,000,000 for the development and construction financing for the Initial Project Phase as the Members Committee approves, Landmark will contribute to the Society the sum of $US 4,000,000 in cash and Williams shall contribute or cause to be conveyed to the Society, or a subsidiary of the Society, good and marketable fee simple title to the Project Site (the Gross Asset Value of which for the purposes hereof is agreed to be $US 12,000,000), free and clear of liens and encumbrances except as may be approved by the Members Committee. The costs (including legal fees and stamp duty) associated with the transfer of the Project Site to the Society or its nominee shall be for the account of the Society. Upon such contribution, and in consideration therefor, the Society shall: (i) issue to Landmark 4,000,000 Quotas; (ii) issue to Williams 8,000,000 Quotas; and (iii) pay to Williams the sum of $US 4,000,000 in cash. In addition, on the date of such contribution, the Equity Interest (but not the Voting Interest) of Williams shall be 66-2/3% and the Equity Interest (but not the Voting Interest) of Landmark shall be 33-1/3%.
     (iii) In the event that the equity/debt financing approved by the Members Committee for the Initial Project Phase is not obtained by the Society on or prior to 6 months after the Effective Date, Landmark shall assign or transfer all its rights and interest in the Society to Williams, and immediately deliver up to the Society and Williams possession and custody of the Project Business Plan and all landscaping plans, architectural and engineering drawings, surveyors plans, specifications, estimates, budgets, contracts, permissions, files and any other document of whatever description related to the Project and any other property of the Society that is in Landmark’s, or any of its affiliate’s, possession or under its control. . Williams shall concurrently pay to Landmark the cash sum of $US 566,000. In addition, Williams shall also be liable to pay Landmark the
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additional cash sum of $US 150,000, plus interest thereon at the floating prime rate for major U.S. financial institutions as published from time to time by the Wall Street Journal, out of the first proceeds thereafter generated from the sale and/or development of the Project Site. Upon such assignment or transfer of the rights and interest of Landmark, the rights and obligations of the parties hereunder, save as provided in this Section 4(a)(iii), shall cease and this Agreement shall automatically be terminated.
     (iv) During the term of this Agreement Williams and Landmark shall each make other loans or Capital Contributions pro rata according to their respective Member Interests as and when required pursuant to this Agreement or the Project Business Plan. Each such loan or Capital Contribution shall be made by the Member within 30 Business Days following delivery to the Member of the written request by the Managing Member of such loan or Capital Contribution (a “Contribution Notice”).
(b) Each Contribution Notice shall specify the following information:
     (i) the amount of (or legal description of the property comprising) the loan or Capital Contribution that the Member is requested to make;
     (ii) the particular provision of this Agreement or the Project Business Plan with respect to which such requested loan or Capital Contribution relates; and
     (iii) the intended uses of the requested loan or Capital Contribution.
     4.2 Limitation on Capital Contributions and Loans. Except as specifically provided in this Article IV hereof, no Member may contribute capital, loan, or advance money to the Society, except as may be approved by the Members Committee.
     4.3 Prohibition. Except as otherwise provided in Article XI hereof, no Member shall have the right to Pledge any part of such Member’s Member Interest in the Society unless approved by the Members Committee or unless otherwise permitted under the terms of this Agreement.
ARTICLE V
[INTENTIONALLY LEFT BLANK ]
ARTICLE VI
DISTRIBUTIONS
     6.1 Distributions of Available Profits. At the end of each calendar quarter, the Members Committee shall determine if there is any Available Profits at such time. If the
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Members Committee determines that Available Profits exists, then, subject to Section 13.3, such Available Profits shall be distributed to the Members by way of dividends in accordance with their respective Equity Interests on or before the thirtieth (30th) day of the month following the end of each calendar quarter in the manner as agreed to by the Members Committee.
ARTICLE VII
MANAGEMENT OF THE SOCIETY
     7.1 Designation and Authority of Managing Member.
     (a) The Members hereby designate Landmark and Williams, collectively, as the initial Managing Member of the Society. All decisions of the Managing Member shall require the approval of the representatives for the time being of both Landmark and Williams. The Members may from time to time unanimously agree in writing to appoint any other Person or Persons, being a Member(s) or its or their representative(s) to serve as Managing Member. A Member or its representative that is appointed as the Managing Member shall continue to serve as the Managing Member until such time as: (i) the Members unanimously agree that such Member shall cease to serve as the Managing Member; (ii) a Member has been replaced as Managing Member pursuant to this Agreement; (iii) the Society is dissolved and wound up in accordance with the provisions of Article XIII hereof or (iv) this Agreement is terminated.
     (b) Except as otherwise provided in Section 7.2, Section 7.3, and elsewhere in this Agreement, the Managing Member shall to the exclusion of the directors for the time being of the company (i) exercise the powers of the Society directly or indirectly through the employees and agents of the Society, (ii) direct the management of the business and affairs of the Society, and (iii) conduct, direct and exercise full control over all activities of the Society. Subject to this Agreement, and the provisions of the SRL Act and the Companies Act, the Managing Member shall have all the rights, powers and duties of the directors of the Society. Without limiting the generality of the foregoing, the Managing Member, acting alone, shall have the full power and authority to execute any and all documents for and on behalf of the Society, including, but not limited to, contracts, notes, mortgages, deeds and leases, which, when so executed and delivered, shall be binding upon the Society; provided, however, in any instance where the consent of the Members Committee is required, such consent must occur prior to the Managing Member acting.
     (c) The Managing Member may, subject to Section 7.9, employ attorneys, accountants, consultants, contractors, agents, employees and other persons to assist the Managing Member in fulfilling its duties hereunder. The Managing Member shall not, as a result of its role as Managing Member, be personally liable for any liabilities or obligations of the Society.
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     (d) Liability of Managing Member.
     (i) The Managing Member shall be subject to and owe all the duties, and shall be subject to all the liabilities, imposed upon directors by the SRL Act or by any applicable law. Notwithstanding anything to the contrary set forth in this Agreement, the Managing Member shall not be liable for monetary damage(s) to the Society or any Members for losses sustained or liabilities incurred as a result of errors in judgment or any act or omission if the Managing Member acted in good faith. The Managing Member shall not be responsible for any misconduct or negligence on the part of any agent appointed by the Managing Member in good faith.
     (ii) Any amendment, modification or repeal of this Section 7.1(d) or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Managing Member’s liability to the Society and Members under this Section 7.1(d) as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     (iii) The Managing Member may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
     (iv) The Managing Member may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any action taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted to be done in good faith if done in accordance to such opinion.
     7.2 Member Voting; Members Committee.
     (a) At all meetings of Members, every Member shall be entitled to vote in accordance with its Voting Interest.
     (b) Except as set forth herein, all decisions regarding the business and/or affairs of the Society (other than Major Decisions), shall be made by the Managing Member. In addition, the Society hereby constitutes a Members Committee to make such Major Decisions as may be required from time to time. Meetings of the Members Committee shall be held in accordance with the procedures set forth in Section 7.2(c) below. .
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             (c) All decisions of the Members Committee must be approved in writing by at least one of each Member’s representatives on the Members Committee. The Members anticipate that decisions of the Members Committee pursuant to this Section 7.2(c) will either be made at a normally scheduled meeting of the Members Committee, via a telephone conference call (which call is then followed by a signed, written confirmation of the matter approved), or by written consent as hereinafter set forth.
     (d) (i) The Members Committee shall consist initially of six (6) representatives, three (3) of which shall be appointed by each Initial Member. Each representative on the Members Committee shall have one (1) vote. If the Member Interest of an Initial Member is transferred in accordance with this Agreement, or any other Person is admitted as a Member in accordance herewith, the Members Committee shall consist of such number of Members’ representatives, not exceeding ten (10), as the Members may appoint Provided however that a Member may only appoint such number of persons representing such percentage of representatives to the Members Committee as that Member’s Equity Interest bears to the aggregate of all the Members’ Equity Interests in the Society.
          (ii) Each Member shall be entitled to rely upon the authority of each of the representatives to act on behalf of the Member which appointed such representative unless such Member has received prior written notice to the contrary.
          (iii) Representatives on the Members Committee shall serve until their resignation, death or removal (except as otherwise provided below) by the Member appointing such representatives.
          (iv) For purposes of establishing a quorum at any such meeting, it is necessary that at least one representative appointed by each Member on the Members Committee be in attendance.
          (v) At the election of any Member, an action shall be deemed approved so long as such action is ultimately consented to in writing by one (1) representative on the Members Committee appointed by each Member. A “writing” for these purposes includes any handwritten, typewritten, telegraphic, or telexed communication or a telecopy of a signed document.
          (vi) Until further notice, the representatives on the Members Committee for Williams shall be Sir Charles Williams, Roger Gooding and Charles E. Williams, and the representatives on the Members Committee for Landmark shall be Gerald Barton, Steve Walser, and Martha Doherty. Any Member may designate replacement representatives by a written notice of such designation to the other Members.
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     7.3 Major Decisions. No Member shall have the right or the power to make any commitment or engage in any undertaking on behalf of the Society in respect of a Major Decision unless or until the same has been approved in writing by the Members Committee pursuant to Section 7.2. The term “Major Decision,” as used in this Agreement, means any decision with respect to the following matters:
     (a) Approval of each annual revision to (and any amendment to) the Project Business Plan;
     (b) Approval of any Development Loans;
     (c) Approval of any agreement to admit additional equity Member(s)
     (d) Approval of any request that additional lands be conveyed to the Society
     (e) Approval of the sale of the Project Site or any portion thereof otherwise than in accordance with the Project Business Plan.
     (g) Placing any liens or encumbrances on Society assets, except for liens and encumbrances for (i) taxes not yet due, or (ii) indebtedness which is less than $US 100,000, or (iii) indebtedness which has been approved by the Members Committee;
     (h) Entering or permitting to be entered a judgment by consent or default in excess of $US 50,000 against the Society in connection with any threatened or pending legal action;
     (i) Settling any claim in excess of $US 50,000 against the Society;
     (j) Executing or delivering or causing or permitting any assignment for the benefit of creditors of the Society;
     (k) Making any material decision concerning Society accounting for book purposes which is not in accordance with IFRS.
     (l) Making the decision to institute any lawsuit involving a claim(s) in excess of $US 50,000.00 and selecting the attorneys to prosecute such a lawsuit;
     (m) Filing any voluntary petition in bankruptcy or receivership or making any proposals under the Bankruptcy and Insolvency Act with respect to the Society;
     (n) Except as otherwise provided in Section 4.1, approval of any additional Capital Contributions to the Society;
Apes Hill Dev SRL/Members Agreement

     (o) Taking any action and incurring any expenditure and/or obligation that is inconsistent in any material respect with the Project Business Plan;
     (p) Except as set forth in a Project Business Plan, lending any funds of the Society other than the deposit of Society funds in a reputable and duly licensed financial institution and other than for loans of less than $US 15,000;
     (q) Approval of any amendments or modifications to the Project Pro Forma;
     (r) Approval of the extension of the term of the Society pursuant to Section 1.4(a);
     (s) Approval of a change in purpose or scope of the Society pursuant to Article III;
     (t) Approval of any contracts between the Society and a Member or between the Society and any Person under the Control of a Controlling Person;
     (u) Except as otherwise provided in this Agreement, admitting any other Person to be either a Managing Member or a Member in the Society;
     (v) Approval of any contracts or agreements between the Society and any third party where the expenditure or outlay by the Society exceeds $US 100,000 or the contract or agreement involves construction, architectural, engineering or land planning services to, or for the benefit of, the Society; and
     (w) Approval of any individuals who have direct on-site authority over the management and operations of the Society.
     7.4 Certificate of Formation. The Managing Member shall cause to be filed at the Society’s expense such incorporation or reorganization documents in Barbados and in any other state or country in which the Society may elect to do business.
     7.5 Compensation and Reimbursement of Members.
     (a) Except as provided in Section 7.5(b) and Section 7.11, no Member shall be compensated for any services rendered to the Society and no Member shall be entitled to any reimbursements from the Society, unless such reimbursements are set forth in this Agreement, a Project Business Plan or have been specifically approved by the Members Committee.
     (b) A Member may be reimbursed for direct, third party expenses that such Member incurs and/or makes for or on behalf of the Society after the Effective Date, but only to the extent the expenditure made by such Member is consistent with this
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Agreement, a Project Business Plan or have been specifically approved by the Members Committee.
     7.6 Outside Activities.
     (a) Except as otherwise provided in Section 7.6(b), the Members and any director, officer, partner or employee of the Members, shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Society and may engage in any real estate activities and in any other businesses and activities for their own accounts and for the accounts of others without having or incurring any obligation to offer any interest in or funds from such properties, businesses or activities to the Society or any Member, and no other provision of this Agreement shall be deemed to prohibit the Members or any such Person from conducting such other businesses and activities. Neither the Society nor any of the Members shall have any rights by virtue of this Agreement or the relationship created hereby, to participate in or the right to own any interest in any business ventures of either of the Members or any director, officer, partner or employee of either Member.
     (b) Notwithstanding the above, no Member and no Person under the Control of a Member shall, without the written consent of the Members Committee, manage the development or operation of, or operate or invest in, a golf course or golf course development in Barbados other than the Project. The prohibitions set forth above shall terminate upon the dissolution of the Society.
     7.7 Society Funds. The funds of the Society shall be deposited in such segregated Society account or Society accounts as are designated by the Managing Member. The Managing Member shall not commingle Society funds with any funds or accounts of the Managing Member. The Managing Member shall be authorized to sign checks or drafts against any Society account. Any withdrawals from or charges against such accounts may be made by the Managing Member, or by its officers or agents, in accordance with the terms of the Agreement.
     7.8 Duties. The Managing Member shall manage the Society and its business and affairs in accordance with the terms of this Agreement and shall use its reasonable efforts to carry out the business of the Society. Each Member shall act honestly, in good faith and in the best interest of the Society and shall assist the other Members in the performance of their duties and obligations hereunder. The Managing Member shall devote itself to the business of the Society to the extent necessary for the efficient carrying on thereof and in a manner that will permit the Managing Member to fulfill those duties and responsibilities described in this Agreement. Whenever requested by any Member, the Managing Member shall render a just and faithful account of all material dealings and transactions relating to the business of the Society.
     7.9 Transactions with Affiliates. Subject to Section 7.11, a Member may not, on behalf of the Society, enter into any transaction, agreement or contract with respect to the Society and/or the business and affairs of the Society, with any Person that is a Member or any Person under the control of a Controlling Person, unless such transaction, agreement or contract is approved by the Members Committee.
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     7.10 Insurance.
     (a) Except as otherwise provided in this Agreement, the Managing Member, on behalf of the Society and at the Society’s cost and expense, shall, during the entire term hereof obtain, maintain and keep in full force and effect the following insurance:
     (i) Beginning on the Effective Date, a combination of comprehensive general liability insurance and excess (umbrella) coverage to include personal injury, bodily injury, broad form property damage, operations hazard, independent contractor’s coverage, and contractual liability in limits not less than $US 1,000,000 per occurrence, with primary and excess (umbrella) coverage in layers totaling $US 10,000,000; and
     (ii) If approved by the Members Committee, natural disaster insurance in a form and with a coverage approved by such Members Committee;
     (iii) Automobile liability insurance; and
     (iv) Any other form or forms of insurance on the Project approved by the Members Committee covering other insurable hazards which, at the time, are commonly insured against by prudent owners of similar size and type properties in Barbados, all such coverages to be in amounts commonly carried by prudent owners of similar size and type projects in Barbados.
     (b) All insurance policies shall list the Society as a named insured. All policies shall be taken out with insurers having a licence issued in Barbados to carry on insurance business of the class of insurance business actually carried on by it and be of good reputation in Barbados. Any such insurer shall be authorized to do business in Barbados and shall be authorized to issue such policy or policies. The Managing Member shall be entitled to provide the insurance coverage required hereby through the use of blanket insurance policies covering the Project Site and other property so long as such blanket policies provide coverage not less than the requirements set forth herein and so long as each of the Members may be listed as a named insured.
     (c) The Managing Member agrees that certificates of insurance or certified copies of each such insurance policy will be delivered to each Member as soon as practicable after the placing of the required insurance, and will use its best efforts to ensure that renewal certificates or policies shall be delivered not less than ten (10) days prior to the expiration of such policies.
     (d) To the extent obtainable in the industry, all policies shall contain an undertaking by the insurers to notify each Member in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation, or other termination thereof.
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     (e) In the event insurance conforming to the requirements contained herein cannot be obtained on a commercially reasonable basis at any time or from time to time after diligent efforts to do so, the Managing Member shall obtain insurance in such an amount, and with such exclusions and notice provisions that most closely conform to such requirements as may then be reasonably available. The Managing Member may, but shall not be obligated to, take out and carry any other form or forms of insurance as it may reasonably determine advisable, if such additional insurance is approved by the Members Committee.
     (f) No insurance obtained on behalf of the Society may be canceled by the Managing Member without the prior written approval of the Members Committee.
     7.11 Consent to Execution of Documents. Notwithstanding anything to the contrary in this Agreement, the Members unanimously approve the execution and delivery of the Management Agreement by the Managing Member on behalf of the Society at such time as equity/debt financing for the Initial Project Phase is approved by the Members Committee and obtained by the Society. The Members also agree that Williams and its affiliates will be the preferred providers to the Society of all construction related services and building materials, including the construction of the polo field, golf course, roads and associated infrastructure and the provision of steel, concrete products and electrical supplies. The Society will pay prices for such goods and services at rates that are competitive in the Barbados market, as verified by local quantity surveyors, engineers and/or architects. Williams agrees to present the Society with contracts for such services prior to the Member contributions set forth in Section 4.1(a)(ii). Landmark will also be entitled to provide services to the Society in accordance with contracts for such services presented to the Society for approval and approved prior to the Member contributions set forth in Section 4.1(a)(ii).
     7.12 Indemnification of Members. The Society shall indemnify and hold harmless the Members, their directors, officers, constituent partners, shareholders and employees, and the representatives on the Members Committee (individually, an “Indemnitee”), as follows:
(a) (i) In any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, to which an Indemnitee was or is a party or is threatened to be made a party by reason of the fact that such Indemnitee is or was a Member or a director, officer, employee, constituent partner or Member of a Member, or a representative on the Members Committee, the Society shall indemnify such Indemnitee against attorneys’ fees, judgments, fines, penalties, settlements, and reasonable expenses actually incurred by such Indemnitee in connection with the defence and/or settlement of such action, suit or proceeding, if such Indemnitee acted in good faith, and in the case of the exercise of authority by the Indemnitee under applicable law or this Agreement, other than service for another enterprise, in a manner reasonably believed by such Indemnitee to be in the interests of the Society and, in all other cases, that the Indemnitee’s conduct was at least not opposed to the Society’s best interests, and with respect to any criminal action or proceeding, the Indemnitee did not have reasonable cause to believe that his conduct was unlawful.
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     (ii) The termination of a proceeding by judgment, order, settlement, conviction or upon a guilty plea , or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner reasonably believed by such Indemnitee to be in the interests of the Society or not opposed to the Society’s interests.
     (b) If a claim or assertion of liability is made or asserted by a third party against an Indemnitee by reason of the fact that such Indemnitee was or is a party or is threatened to be a party by reason of the fact that such Indemnitee is or was a Member or is a director, officer, employee, constituent partner, or Member of a Member, or a representative on the Members Committee, Indemnitee will forthwith give to the Society and the Members Committee written notice of the claims or assertion of liability and request the Society to defend the same and any other related claims or assertions of liability that are included in the same complaint. Failure to so notify the Society will not relieve the Society of any liability which the Society might have to Indemnitee except to the extent that such failure actually prejudices the Society’s legal position. The Society will have the obligation to defend against such claims or assertions and the Society will give written notice to the Indemnitee of acceptance of the defence of such claims and the name of the counsel selected by the Society to defend such claims. The Indemnitee will be entitled to participate with the Society in such defence and also will be entitled at its option (and expense) to employ separate counsel for such defence. In the event the Society does not accept the defence of the claims or in the event that the Society or its counsel fails to use reasonable care in maintaining such defence, the Indemnitee will have the right to employ counsel for such defence at the expense of the Society. The Society and the Indemnitee will cooperate with each other in the defence of any such action and the relevant records of each which are reasonably required for the purposes of the defence will be made available to the other with respect to such defence. If, at the conclusion of any such proceedings, it is determined that the Indemnitee would not have been entitled to indemnification pursuant to this Section 7.12 for such claims or assertions, then the Indemnitee shall immediately reimburse the Society for any costs and expenses paid by the Society to defend the Indemnitee pursuant to this Section 7.12(b).
     (c) No Indemnitee will be entitled to indemnification under this Section 7.12 if it has entered into any settlement or compromise of any claim giving rise to any indemnifiable loss without the written consent of the Society. If a bona fide settlement offer is made with respect to a claim and the Society desires to accept and agree to such offer, the Society will give written notice to the Indemnitee to that effect (the “Settlement Notice”). If the Indemnitee fails to consent to the settlement offer within ten calendar days after receipt of the Settlement Notice, then the Indemnitee will be deemed to have rejected such settlement offer and will be responsible for continuing the defence of such claim and, in such event, the maximum liability of the Society as to such claim will not exceed the amount of such settlement offer plus any and all reasonable costs and expenses paid or incurred by the Indemnitee up to the date of the Settlement Notice and which are otherwise the responsibility of the Society pursuant to this Section 7.12.
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     (d) Any indemnification permitted under this Section 7.12 shall be made only out of the assets of the Society and no Member shall be obligated to contribute to the capital of or loan funds to, the Society to enable the Society to provide such indemnification.
     (e) The indemnification provided by this Section 7.12 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, as to action in the Indemnitee’s capacity as a Member, as a director, officer, employee, constituent partner or Member, or as a representative on the Members Committee, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.
     (f) Except as otherwise provided in this Agreement, the Society may purchase and maintain insurance on behalf of any one or more Indemnitees if approved by the Members Committee.
     (g) In no event may an Indemnitee subject a Member to personal liability by reason of the indemnification provisions of this Agreement.
     (h) The provisions of this Section 7.12 are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.
     7.13 Indemnification for Brokerage Commissions. Each Member represents and warrants to each other Member that no broker or other Person is entitled to a commission, fee, or other compensation in connection with this Agreement or the Project and such representing Member hereby indemnifies and holds each other Member harmless from and against any claims, losses, damages, costs and expenses that the Society and/or each other Member may suffer or incur in the event that any broker or other Person asserts a claim through such representing Member for such a commission, fee or other compensation.
ARTICLE VIII
PROJECT BUSINESS PLANS
     8.1 Development Plans. The Members will use reasonable efforts to implement the development and construction of the Initial Project Phase and all subsequent phases of the Project in accordance with the Project Business Plan, as amended and supplemented from time to time as set forth herein.
     8.2 Development and Construction Financing. The Members shall use all reasonable efforts to obtain any and all development and construction financing (i.e., Development Loans), in such amounts as the Society may require, after taking into account additional loans and/or Capital Contributions (if any) to be made by the Members pursuant to the Project Business Plan,
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to finance the Initial Project Phase and the other phases of the Project. Any such Development Loan must be approved by the Members Committee. Under no circumstances shall any Member be obligated to provide a Development Loan.
ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     9.1 Records and Accounting. The Managing Member shall keep or cause to be kept appropriate books and records with respect to the Society’s business, which shall at all times be kept at the principal office of the Society in Barbados or such other office as the Members Committee may approve for such purposes. Any books and records maintained by the Society in the regular course of its business may be kept on any information storage device, provided that the books and records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Society shall be maintained for financial reporting purposes on the accrual basis method of accounting.
     9.2 Fiscal Year. The Fiscal Year of the Society shall be the calendar year for tax and accounting purposes.
     9.3 Reports.
     (a) The Managing Member shall deliver to each Member, not later than one hundred twenty (120) days following the end of each Fiscal Year, a balance sheet, an income statement, and an annual statement of cash flow of the Society for such Fiscal Year. For each Fiscal Year, the Managing Member shall cause the Society’s Independent Accountants to review and certify such statements if requested in writing by any Member.
     (b) No later than thirty (30) days after the end of each calendar month, the Managing Member shall prepare and deliver to each Member: (i) a balance sheet, together with a profit and loss statement for the current month with a comparison of actual results to the budget; (ii) a schedule showing the draw downs and uses of the proceeds of Society indebtedness; (iii) for any Construction Phase in progress, a job cost report showing costs incurred in the current month and job-to-date compared to the Project Pro Forma; and (iv) schedules of anticipated operating cash flows for the remainder of the fiscal year and capital cash flows through the completion of the Construction Phase, revised, in each case, to reflect actual operating results or construction costs to date.
     (c) At the request of a Member at any time, the Managing Member shall additionally cause to be provided to the Members: (i) an annual reconciliation of accounting and taxable income; (ii) an itemized list of Society accounts payable and/or accounts receivable as of a particular date; and (iii) such other financial statements or information as may be reasonably requested by a Member.
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     9.4 Documents. Each Member shall have the right during regular business hours and after prior written notice to inspect, review, make copies (at the Society’s expense) of, and audit all documents relating to the business of the Society, including without limitation, all reports, studies, plans and specifications and other items prepared by or obtained by the Managing Member in connection with the performance of its duties hereunder.
ARTICLE X
TAX MATTERS
     10.1 Annual Tax Returns. The Managing Member shall cause to be prepared, at the Society’s expense, and shall timely file, or cause the timely filing of, all tax returns and shall, on behalf of the Society, timely file, or cause the timely filing of, all other writings required by any governmental authority having jurisdiction to require such filing. The Managing Member shall submit the proposed returns to each Member for its review and approval no later than ten (10) days prior to the due date of the returns, after giving effect to any extensions of time unless an extension would effectively make or make unavailable a material tax election.
     10.2 Tax Planning. The Managing Member shall do all acts, make all elections (where applicable) and take whatever reasonable steps are required to maximize, in the aggregate, the tax advantages available to the Society and shall defend all tax audits and litigation with respect thereto at the expense of the Society. The Managing Member shall maintain the books, records and tax returns of the Society in a manner consistent with the acts, elections and steps taken by the Society.
ARTICLE XI
TRANSFERS OF SOCIETY INTERESTS
     11.1 Transfer Restrictions. Except as otherwise provided in this Agreement, a Member may not transfer its Member Interest. For purposes of this Article XI, the term “transfer,” when used with respect to a Member Interest, includes a sale, assignment, gift, Pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition. Except as expressly permitted by this Agreement, a Member cannot transfer less than all of its Member Interest.
     11.2 Permitted Transfers.
     (a) The Controlling Person of a Member (in any case where the Member is not an individual) may not, without the consent of the Member Committee, directly or indirectly, transfer any direct or indirect interest in such Member to any other Person; provided, however, that directors, officers and employees of a Member and Persons under Control of the Controlling Person of a Member may be granted direct or indirect interest in such Member, provided the Controlling Person remains in control of such Member.
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     (b) Notwithstanding anything to the contrary set forth above, any Member may transfer its Member Interest to any other Person without having to obtain the consent of the Members Committee, and without having to satisfy the conditions set forth in Section 11.3 below, if the Controlling Person of the transferor is also in Control of the transferee. If the conditions of this Section 11.2 are met with respect to a particular transfer, then such transferee shall be admitted as a substitute Member in the Society without having to obtain the consent of the Members Committee so long as such transferee complies with the conditions set forth in Section 11.6 (other than the condition set forth in Section 11.6(a)(iv)). The transferor, however, shall continue to be liable for all of its obligations under this Agreement unless the transferor obtains a written release from the Members Committee.
     11.3 Pre-emption / Tag-Along Rights.
     (a) Except as set forth in Section 11.2 above, a Member (a “Selling Member”) who desires to sell all or any part of its Member Interest (which for purposes of this paragraph includes one or more elements of the Member Interest, or any portion thereof) (the “Offered Quotas”) must first have a valid and binding agreement with an unrelated arms-length third party (the “Contract Purchaser”) to purchase the Offered Quotas (the “Purchase Contract”), which Purchase Contract shall, in all events, be expressly conditioned upon the rights of the other Members set forth in this Section 11.3. In such event, the Selling Member shall:
     (i) make an offer in writing (the “Offer”) to the other Members to sell the Offered Quotas to them on the terms set forth in the Purchase Contract, in respect of which the provisions of paragraphs (b) to (e) of this Section 11.3 shall apply; and
     (ii) if none of the Members accepts the Offer in accordance with paragraph (c) of this Section 11.3, then the provisions of paragraphs (f) to (h) of this Section 11.3 shall apply.
     (b) Every Offer shall constitute the Society as the Selling Member’s agent for the sale of the Offered Quotas to the other Members free from all liens, charges and encumbrances at the price per quota stated in the Purchase Contract (the “Contract Price”). An Offer shall remain open for acceptance for the period (the “Offer Period”) expiring 14 days after the date of service of the Offer.
     (c) If within the Offer Period any one or more of the other Members (collectively, the “Offeree”) gives written notice (an “acceptance notice”) that the Offeree is willing to purchase all but not some of the Offered Quotas, the Selling Member shall be bound, upon payment of the Contract Price, to transfer to the Offeree (and if more than one, pro rata according to their respective Equity Interests) the Offered Quotas. The sale and purchase shall, unless otherwise agreed between the Selling Member and the Offeree, be completed at the price and on the other terms as set forth in the Purchase Contract.
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     (d) If the Selling Member fails to transfer any Offered Quotas which it has become bound to transfer, the Managing Member may authorize some person to execute on its behalf a transfer of the Offered Quotas to the Offeree and may receive the purchase money and shall thereupon register the Offeree as the holder of the Offered Quotas and issue to it a certificate(s) for the same, whereupon the Offeree shall become indefeasibly entitled thereto. The Selling Member shall be bound to deliver to the Society the certificate(s) for the Quotas and the Society shall, on delivery of the certificate, pay to the Selling Member the purchase money, without interest.
     (e) If the Offeree does not give an acceptance notice during the Offer Period, the Selling Member may (subject to the remaining provisions of this Section 11.3) transfer the Offered Quotas to the Contract Purchaser in accordance with the terms and provisions of the Purchase Contract. In the event the sale and purchase contemplated by the Purchase Contract does not close in accordance with the terms and provisions thereof, then the Selling Member shall not thereafter sell all or any portion of its Member Interest without first complying with the terms of this Section 11.3.
     (f) If the Offeree does not give an acceptance notice during the Offer Period, with respect to any proposed transfer by the Selling Member of all or any part of its Member Interest (which for purposes of this paragraph includes one or more elements of the Member Interest, or any portion thereof) to any Person (the “Tag Transferee”) other than a Member or a transferee referred to in Section 11.2 (such a transfer being referred to as a “Tag Transaction”), every non-transferring Member (the “Tag Member”) shall, in addition to the Offer rights set forth above in this Section 11.3, have the right (the “Tag-Along Right”) to participate in the Tag Transaction, and in connection therewith to require the Selling Member to comply with the following terms and conditions:
     (i) the Selling Member shall notify the Society and each Tag Member, in writing, of each such proposed transfer upon the expiration of the Offer Period, but in no event less than 30 days prior to the date that such proposed transfer is scheduled to close (the “Selling Member Tag-Along Notice”). The Selling Member Tag-Along Notice shall: (A) set forth the name and address of the Selling Member desiring to transfer such Quotas; (B) state the number of Quotas being sold (being all or part of the Offered Quotas); (C) set forth the proposed amount and form of consideration and terms and conditions of payment offered by the Tag Transferee (the “Tag Terms”); and (D) include a copy of the Purchase Contract between the Tag Transferee and the Selling Member;
     (ii) The Tag-Along Right provided for in this Section 11.3 may be exercised by the Tag Member by delivery of a written notice to the Society and the Selling Member (the “Tag-Along Notice”) within 20 Business Days following delivery of the Selling Member Tag-Along Notice (the “Tag-Along Period”);
     (iii) the Selling Member shall immediately upon receipt of a Tag-Along Notice cause the Tag Transferee to execute and deliver to every Tag Member a bona fide offer (a “Tag-Along Offer”) in writing to purchase from such Tag
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Member a percentage (the “Tag Member Entitlement”) of the aggregate number of Quotas which the Tag Transferee proposed to purchase from the Selling Member (the “Target Quotas”) equal to the Equity Interest of such Tag Member, which if accepted shall constitute a binding and enforceable agreement as against the Tag Transferee and the Selling Member;
     (iv) the terms and conditions of the Tag-Along Offer shall be identical to the terms and conditions of the Tag Transaction to the extent they are commercially reasonable and, without limiting the generality of the foregoing, the consideration being offered to the Selling Member (being a price equal to the Contract Price) for the Target Quotas shall be identical to the consideration offered to the Tag Member;
     (v) in the event the Tag Member owns fewer Quotas than the Tag Member Entitlement, then the Tag-Along Right shall apply to all of the Tag Member’s Quotas; and
     (vi) the Selling Member shall not be entitled to sell to the Tag Transferee a greater number of Quotas than the result obtained when there is subtracted from the Target Quotas the number of quotas comprised in the Tag Member Entitlement, and as between the Selling Member and the Tag Transferee the Tag Terms shall be deemed to be amended accordingly. The Tag Transferee shall not be obliged to purchase in the aggregate a greater number of Quotas than the Target Quotas.
     (g) Effect of Exercise of Tag-Along Right. Upon delivery of the Tag-Along Notice by the Tag Member, the Tag Member shall be obligated to sell to the Tag Transferee and the Tag Transferee shall be obligated to purchase from the Tag Member on the terms of the Tag-Along Offer. If the Tag Transferee does not purchase the Quotas from the Tag Member as required pursuant to this paragraph, then any transfer by any Selling Member to such Tag Transferee shall be null and void and of no effect whatsoever.
     (h) Right to Transfer to Third Party. After expiration of the Tag-Along Period, if no Tag-Along Notice has been given, the Selling Member shall have the right to transfer its Quotas to the Tag Transferee on the same terms and conditions as set forth in the Selling Member Tag-Along Notice.
     11.4 Prohibited Transfers. Any transfer or purported transfer, whether by operation of law or otherwise, of a Member Interest shall be null and void and of no legal effect unless it is permitted by this Article XI or by other provisions of this Agreement.
     11.5 Rights of Assignee.
     (a) Except as provided in this Article XI, and as required by operation of law, the Society shall not be obligated for any purpose whatsoever to recognize the transfer by
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any Member of a Member Interest unless such transfer is made in accordance with the terms of this Agreement.
     (b) Any transfer of Member Interests must be in writing, may not contravene any of the provisions of this Agreement the Articles of Incorporation or By-laws of the Society or applicable law, and must be executed by the transferor and delivered to the Society and recorded on the books of the Society. Any transfer which contravenes any of the provisions of this Agreement the Articles of Incorporation or By-laws of the Society or applicable law shall be of no force and effect and shall not be recognized by the Society.
     (c) The transferor shall comply with all applicable laws pertinent thereto, including obtaining any necessary exchange control permissions, and the Members Committee may in its absolute discretion refuse to approve any proposed transfer without assigning any reasons therefor
     (d) Except as otherwise required under applicable law, a transferee of Member Interests who is not admitted as a Member pursuant to Section 11.6 shall have no right to require any information or account of the Society’s transactions or to inspect the Society books or to vote, and the Society shall be under no obligation to pay to such transferee the dividends and distributions to which his transferor would otherwise be entitled under this Agreement.
     11.6 Admission as a Member.
     (a) Subject to the Articles of Incorporation of the Society and to other provisions of this Article XI, a transferee of a Member Interest pursuant to Sections 11.2 or 11.3 shall be admitted as a Member only after satisfaction of the foregoing conditions of this Agreement and:
     (i) the transferee accepts and agrees to be bound by the terms and provisions of this Agreement;
     (ii) a counterpart of this Agreement and such other documents or instruments as the Members Committee may reasonably require is executed by the transferee to evidence such acceptance and agreement;
     (iii) the transferee pays or reimburses the Society for all reasonable legal fees, filing and costs incurred by the Society in connection with the admission of the transferee as a Member;
     (iv) the Members Committee approves the admission of such permitted transferee, which approval may be withheld in the reasonable discretion of such Members Committee;
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     (v) the transferee presents to the Society the duly executed instrument of transfer together with the original quota certificate issued in respect of the Member Interest being sold and evidence satisfactory to the Members Committee that all necessary taxes that are exigible in respect of the transfer have been paid; and
     (vi) if the transferee is not an individual, the transferee provides the Society with evidence satisfactory to counsel for the Society of the authority of such transferee to become a Member under the terms and provisions of this Agreement.
     (b) The Managing Member shall make all necessary official filings and publications as promptly as practicable after the satisfaction by the transferee of the conditions contained in this Article XI to the admission of such transferee as a Member.
     11.7. Special Buy-Out Provision.
     (a) Procedures. Within 60 days following a Deadlock Date a Member (the Member so acting is hereinafter called the “Movant”) may deliver a written offer (the “Offer”) to all or any of the other Member(s) (hereinafter called the “Respondent(s)”) to buy from Respondent(s) all of the Member Interests owned by the Respondent(s) or to sell to Respondent(s) all of the Member Interests owned by the Movant.
(b) (i) The Offer must be delivered with the words “CONFIDENTIAL/URGENT” clearly visible from the exterior of the container in which the offer is contained and must alert the Respondent(s) to the 45-day time limit for response as described below. Delivery shall be to each of the Respondent(s) in accordance with the notice provisions of this Agreement.
     (ii) The Offer shall specify the stated value attributable to the entire assets of the Society (the “Stated Value”). The Offer also shall specify the amount of Society indebtedness and liabilities as of the date of such Offer. The Managing Member shall cooperate and promptly provide any information that a Member may reasonably request in order to formulate an Offer and/or to analyze the potential consequences of accepting or rejecting an Offer under this Section 11.7.
     (iii) If a Member is a selling Member, the actual price (the “Price”) to be paid for the Member Interests of the selling Member will be the amount which such Member would receive pursuant to Section 13.3(d) if, on the Buy/Sell Closing Date, the entire assets of the Society were sold at a cash price equal to the Stated Value and appropriate payments and distributions are made pursuant to Section 13.3(d). For purposes of determining the amount of the deemed net proceeds available for distribution pursuant to Section 13.3(d), the deemed gross proceeds are first applied against Society trade payables and other Society liabilities as of the Buy/Sell Closing Date, all existing reserve funds are liquidated, and no additional reserves are established pursuant to Section
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13.3(d)(ii). The Price will then equal the amount of remaining proceeds that would be distributable to such Member pursuant to Section 13.3(d).
     (c) The Respondent(s) shall have forty-five (45) days from the receipt of the Offer to elect by written notice given to Movant: (A) to sell to the Movant all of Respondent’s Member Interests for the purchase price determined pursuant to Section 11.7(b) above (which would be the sum of the Prices for all Members which comprise the Respondent(s)); or (B) to purchase from the Movant all of the Member Interests of the Movant for the purchase price determined pursuant to Section 11.7(b) above. Any election by Respondent(s) to purchase from Movant all of the Member Interests of Movant shall be made only if one or more Members comprising the Respondent(s) (a “Respondent Member”) have agreed to purchase all of the Member Interests of Movant, and any such election shall be made by those Members comprising Respondent(s) which have agreed to purchase all of the Member Interests of Movant. If more than one Respondent Member desires to purchase the Member Interests of Movant, such Respondent Members shall purchase such Member Interests in proportion to their Equity Interests (or in any other proportion as agreed to by them). In order for an election by Respondent to purchase all of the Member Interests of Movant to be effective, it must set forth the portion of Movant’s Member Interests which will be purchased by each Respondent Member and must be signed by each Respondent Member electing to purchase a portion of Movant’s Member Interests (it being understood that such election will be effective only if the sum of the portions purchased total the entire Member Interests of Movant). After such election is made, the Respondent(s) and Movant shall take such action as may be necessary to close the sale and purchase of the Member Interests in accordance with the results of such election.
(d) (i) If the Respondent(s) elects to sell to the Movant all of Respondent’s Member Interest pursuant to Section 11.7(b) (or does not respond in compliance with this Section 11.7), then Respondent(s) must sell to the Movant, and the Movant must buy from the Respondent(s), all of the Respondent’s Member Interests for the purchase price determined pursuant to Section 11.7(b) above.
                        (ii) The selling Members shall assign all of their Member Interests to the purchasing Members by written transfer with special warranty of title in a form reasonably acceptable to the purchasing Members. Except as otherwise provided herein, said transfer shall be prepared in a form mutually acceptable to the parties. The selling Members shall convey their entire interest in the Society, free and clear of all liens, claims and encumbrances and the selling Members shall execute and deliver to the purchasing Members all documents which may be required to give effect to the sale and purchase of such Member Interest.
         (iii) The documents and instruments of transfer shall also include the indemnification of each selling Member by each purchasing Member from and against any and all liabilities relating to the Member Interest of each selling Member accruing prior to and/or after the Buy/Sell Closing Date (including contingent liabilities that the purchasing Members had knowledge of and/or that the purchasing Members could have had knowledge of after reasonable inquiry
Apes Hill Dev SRL/Members Agreement

and/or contingent liabilities that the selling Members had disclosed to the purchasing Members prior to the Offer ), but excluding liabilities that could not properly be taken into account under this Section 11.7 because of a Member’s failure to provide information required to be provided by such Member under this Agreement or because of a breach of a Member’s duty under this Agreement).
               (iv) The purchase price to be paid to the selling Members shall be payable entirely in cash at closing.
     (e) The actual transfer shall take place on the date (the “Buy/Sell Closing Date”) that is the earliest of the following dates: (I) the date that is 180 days after delivery to the Movant of the response from the Respondent; or (II) the date that is 180 days after expiration of the prescribed 45-day response period.
     (f) From and after the date on which an Offer has been delivered until the Buy/Sell Closing Date, the Managing Member shall not enter into any binding agreement, make any new finance commitments on behalf of the Society, or take any other action that could materially affect the interests of the Society or its Members, unless the Society is legally obligated to take such action (for example, by contract). The Managing Member, however, may continue to conduct the day-to-day operations of the Society in a careful and prudent manner so long as the Managing Member provides weekly updates to each of the other Members of the status of Society affairs, including the amount of any Society liabilities and any changes in such liabilities, the existence of any new contingent liabilities, the status of Society obligations, the status of Project Pro Forma variances, the purchase of any new assets, and similar items.
ARTICLE XII
MATERIAL BREACHES
     12.1 Consequences of a Material Breach. If a Material Breach occurs, then, notwithstanding anything contained herein to the contrary, but subject to Section 15.12, any other Member (the “Electing Member”) may elect in the name of the Society and/or the Electing Member (a “Material Breach Election”) to pursue all rights and remedies available in law or in equity against the Breaching Member as a result of such Material Breach, including, without limitation, initiating an action(s) for damages or specific performance.
     12.2 Mechanics of Material Breach Election. A Material Breach Election shall be in writing and shall be delivered to the Breaching Member within sixty (60) days following the date the Electing Member receives actual notice that a Material Breach has occurred.
Apes Hill Dev SRL/Members Agreement

ARTICLE XIII
DISSOLUTION AND LIQUIDATION
     13.1 Dissolution.
     (a) Except as set forth in this Agreement, no Member shall have the right to terminate this Agreement, to resign or withdraw from the Society, or to dissolve the Society by its express will or by withdrawal or resignation without, in each case, the consent of the other Member(s).
     (b) The Members shall, for all the purposes of section 30(b) of the SRL Act, be deemed to have passed a unanimous resolution that the Society be liquidated and dissolved upon the first to occur of any of the following events (each such event is referred to as a “Dissolution Event”):
     (i) the expiration of its term as provided in Section 1.4;
     (ii) a Member suffers an Event of Bankruptcy resulting in its liquidation or dissolution or is otherwise liquidated and dissolved, and the remaining Member(s) elect to dissolve the Society;
     (iii) the dissolution of the Society under applicable law; or
     (iv) a resolution to voluntarily liquidate and dissolve the Society is unanimously approved in writing by the Members.
     (c) Notwithstanding anything to the contrary under applicable law, a Member shall not cease to be a Member of the Society if such Member suffers an Event of Bankruptcy, unless the Society is liquidated and dissolved pursuant to Section 13.1(b)(ii) and Section 13.2.
     13.2 Continuation of the Society. Upon the occurrence of an event described in Section 13.1(b)(ii), if there remains at least one Member, the business of the Society shall be carried on by such Member without dissolution if approved by such Member. In all other cases, upon the occurrence of an event described in Section 13.1(b), the Society shall be liquidated and dissolved in accordance with the SRL Act and (subject to the SRL Act) revived only if Members holding one-hundred percent (100%) of the Equity Interests elect to continue the Society within ninety (90) days of such event. If no election to continue the Society is made within ninety (90) days of such event, the Society shall conduct only those activities necessary to wind up its affairs.
     13.3 Liquidation.
     (a) Subject to the SRL Act or any other applicable law, upon a certificate of intent to dissolve being issued by the Registrar of Corporate Affairs and Intellectual
Apes Hill Dev SRL/Members Agreement

Property, unless an election to continue the Society is made pursuant to Section 13.2, the Managing Member shall serve as the liquidator (the “Liquidator”) of the Society.
     (b) Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within thirty (30) days thereafter be approved by the Members Committee. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.
     (c) Except as expressly provided in this Article XIII, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing Member under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, including the limitations set forth in Section 7.3 and in section 367(3) of the Companies Act or other applicable law) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Society as provided for herein. Notwithstanding any provision in this Agreement to the contrary, if the Society receives two or more offers with respect to the purchase of any assets of the Society, the Liquidator shall accept the most financially beneficial offer to the Society to the extent the Society accepts any such offer.
     (d) The Liquidator shall liquidate the assets of the Society, and shall apply and distribute the net proceeds of such liquidation in the following order of priority:
     (i) to the creditors of the Society, including Members, in the order of priority provided by the Companies Act or other applicable law; and
     (ii) to the Members in the same manner and order of priority as provided for distributions under Section 6.1 hereof; provided, however, that the Liquidator may place in escrow a reserve of cash or other assets of the Society for contingent liabilities in an amount determined by the Liquidator to be appropriate for such purposes.
     13.4 Reserves. After all of the assets of the Society have been distributed, the Society shall terminate and be dissolved. If at any time thereafter any funds in any cash reserve fund referred to in Section 13.3(d) are released because the need for such cash reserve fund has ended, such funds shall be distributed to the Members in the same manner as if such distribution had been made pursuant to Section 13.3(d).
Apes Hill Dev SRL/Members Agreement

     13.5 Distribution in Kind. Notwithstanding the provisions of Section 13.3 which require the liquidation of the assets of the Society, but subject to the order of priorities set forth therein, if upon the dissolution of the Society, the Members Committee determines that an immediate sale of part or all of the Society’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in good faith, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Society (other than those to Members). The Liquidator may, after discharging the Society’s obligations to creditors, distribute to the Members, in lieu of cash, such Society assets as the Liquidator deems not suitable for liquidation. Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator and the Members Committee deem reasonable and equitable. The Liquidator shall value any property distributed in kind based upon such property’s fair market value as determined using such reasonable method of valuation as it may adopt.
     13.6 Work in Progress. If the Society is dissolved for any reason while there is work in progress in connection with the implementation of the Project Business Plan, winding up of the affairs and termination of the business of the Society may include completion of such work in progress as the Liquidator may determine to be necessary to bring such matters to a state of completion convenient to permit a sale of the Society’s interest in such work, giving due regard to the interests of the Members.
     13.7 Disposition of Documents and Records. All documents and records of the Society, including, without limitation, all financial records, vouchers, canceled checks and bank statements, shall be delivered to the Managing Member upon termination of the Society. The other Members, at their own expense, may exercise their rights, during normal business hours and after prior written notice, to audit the Society’s books and records after the liquidation and dissolution of the Society. Any such audit shall commence immediately after such notice is delivered to the Managing Member. Unless otherwise approved by the other Member, the Managing Member shall retain such documents and records for a period of not less than five (5) years and shall make such documents and records available during normal business hours to any other Member for inspection and copying at the other Member’s cost and expense.
     13.8 Cancellation of Certificate of a company limited by liability. Upon the completion of the distribution of Society property as provided in Sections 13.3, 13.4, and 13.5, the Society shall be terminated and dissolved, and the Liquidator (or the Members if necessary), shall take such other actions as may be necessary to dissolve the Society.
     13.9 Return of Capital. No Member shall be personally liable for the return of the Capital Contributions of any other Member or any portion thereof, it being expressly understood that any such return shall be made solely from Society assets.
     13.10 Waiver of Partition. Each Member hereby waives any rights to partition of the Society property.
Apes Hill Dev SRL/Members Agreement

ARTICLE XIV
AMENDMENT OF AGREEMENT
     14.1 Amendment Procedures.
     (a) Amendments to this Agreement may be proposed by any Member, which shall give written notice to all Members of the text of such amendment, together with a statement of the purpose of such amendment.
     (b) Proposed amendments to this Agreement (save as to the addition or substitution of parties in accordance with the provisions hereof) shall be adopted if they have been approved in writing by Members holding one-hundred percent (100%) of the Equity Interests. The Managing Member shall, within a reasonable time after the adoption of any amendment to this Agreement, make official filings or publications required or desirable to reflect such amendment, including any required filing for recordation of any parallel amendment.
ARTICLE XV
GENERAL PROVISIONS
     15.1 Addresses and Notices. Any notice provided in or permitted under this Agreement shall be made in writing and may be given or served by: (a) delivering the same in person to the party to be notified; (b) depositing the same in the mail, postage prepaid, registered or certified with return receipt requested, and addressed to the party to be notified at the address herein specified; (c) delivering the same on a prepaid basis via a nationally recognized courier service, such as Federal Express; or (d) sending the same by facsimile transmission, followed by delivery of a hard copy of same via a nationally recognized courier service, such as Federal Express. If notice is deposited in the mail pursuant to this Section 15.1(b), it will be deemed received on the delivery date that the post office stamps on the return receipt. Notice given in any other manner shall be deemed received only if and when actually received by the party to be notified. For the purpose of notice, the address of the parties shall be, until changed as hereinafter provided, as follows:

If to Landmark:	Landmark
2817 Crain Highway
Upper Marlboro, Maryland 20774
Telephone No. (301) 574-3330
Fax No. (301) 574-3301
Apes Hill Dev SRL/Members Agreement

If to Williams:	C. O Williams Development Ltd
Lears,
St. Michael
Barbados
Each party shall have the right at any time to change its respective address and to specify as its address any other address by giving at least ten (10) days’ prior written notice to the other parties. Each party shall have the right from time to time to specify additional parties to whom notice hereunder must be given by delivering to the other parties ten (10) days’ prior written notice thereof, setting forth the address of such additional parties. Notice required to be delivered hereunder to any party shall not be deemed to be effective until the additional parties, if any, designated by such party have been given notice in a manner deemed effective pursuant to the terms of this Section 15.1.
     15.2 Titles and Captions. All article and section titles and captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.
     15.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The locative adverbs “hereof,” “herein,” “hereafter,” etc. refer to this Agreement as a whole.
     15.4 Further Action. The parties shall execute all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
     15.6 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     15.7 No Third Party Beneficiary. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other Person whatsoever shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise. It is expressly understood that the right of the Society or the Members to require any additional Capital Contributions under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement, including but not limited to, the holder of any obligations secured by a mortgage, deed of trust, security interest or other lien or
Apes Hill Dev SRL/Members Agreement

encumbrance upon or affecting the Society or any interest of a Member therein or the Project Site or any part thereof or interest therein.
     15.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     15.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
     15.10 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the Barbados without regard to the principles of conflicts of law.
     15.11 Invalidity of Provisions. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.
     15.12 Attorneys Fees. The prevailing party in any legal proceeding regarding this Agreement shall be entitled to recover from the other party all reasonable attorneys fees and costs incurred in connection with such proceeding.
     15.13 Computation of Time Periods. The time periods provided for in this Agreement shall be computed by excluding the first day and including the last day. All periods of time referred to in this Agreement shall include all Saturdays, Sundays and national holidays unless the period of time specified is Business Days; provided, however, that if the date or the last date to perform any act or to give any notice with respect to this Agreement shall fall on a Saturday, a Sunday, or a national holiday, then such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday, or national holiday.
     15.14 Representations and Warranties of Williams. In connection with the transactions contemplated hereby, Williams hereby represents, warrants and covenants to the Society and to Landmark that:
     (a) Williams is a company properly formed under the laws of under the provisions of the Companies Act Cap. 308 of the Laws of Barbados and validly existing as of the Effective Date.
     (b) Williams has all necessary power and authority to own its Member Interest and to enter into and to carry out the provisions of this Agreement and all other
Apes Hill Dev SRL/Members Agreement

documents which may be necessary to give effect to the transactions contemplated by this Agreement;
     (c) This Agreement and all agreements referred to in this Agreement which have been or will be entered into by Williams in accordance with this Agreement, have been duly authorized, executed and delivered by Williams and will constitute the binding obligations of Williams;
     (d) Neither the execution and delivery of this Agreement, nor of any other agreement referred to in this Agreement, nor the fulfillment of or compliance with the terms and conditions hereof or thereof:
     (i) conflicts with or will conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a material default under Williams’s articles of incorporation or by-laws ; or
     (ii) conflicts with or will conflict with or result in a material breach of any of the terms, conditions or provisions of or constitute a material default under any agreement or instrument to which Williams is a party or by which it is bound relative to its Member Interest; and
     (e) There are no actions, suits or proceedings pending, or to the knowledge of Williams, threatened against Williams which, if adversely determined, could materially adversely affect the ability of Williams to perform its obligations under this Agreement or materially adversely affect any Member’s Interest.
     15.15 Representations and Warranties of Landmark. In connection with the transactions contemplated hereby, Landmark hereby covenants, represents and warrants to the Society and to the other Member as follows:
     (a) Landmark is a company properly formed under the laws of Saint Lucia and is validly existing and is in good standing as of the Effective Date.
     (b) Landmark has all necessary power and authority to own its Member Interest and to enter into and to carry out the provisions of this Agreement and all other documents which may be necessary to give effect to the transactions contemplated by this Agreement;
     (c) This Agreement and all other agreements referred to in this Agreement which have been or will be entered into by Landmark in accordance with this Agreement have been duly authorized, executed and delivered by Landmark and will constitute the binding obligations of Landmark;
     (d) Neither the execution and delivery of this Agreement, nor of any other agreement referred to in this Agreement, nor the fulfillment of or compliance with the terms and conditions hereof or thereof:
Apes Hill Dev SRL/Members Agreement

     (i) conflicts with or will conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under Landmark’s governing documents; or
     (ii) will conflict with or result in a material breach of any of the terms, conditions or provisions of or constitute a material default under any agreement or instrument to which Landmark is a party or by which it is bound relative to its Member Interest;
     (e) There are no actions, suits or proceedings pending, or to the knowledge of Landmark, threatened against Landmark which, if adversely determined, could materially adversely affect the ability of Landmark to perform its obligations under this Agreement.
     15.16 Confidentiality. The Members acknowledge and agree that the Society is a private investment company. Except as otherwise provided herein, no Member shall disclose the terms of this Agreement to any other person without first obtaining the consent of all of the Members and no Member shall disclose any other Member’s identity as a Member of the Society to any Person without first obtaining such Member’s prior consent; provided, however, a Member may disclose the terms of this Agreement to a potential lender to the Society to the extent such disclosures are reasonably necessary for the Society to obtain such applicable loans. In addition, no Member shall disclose any confidential or sensitive information of any nature whatsoever relating to any activity of the Society.
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Apes Hill Dev SRL/Members Agreement

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the day and year first above written.

MEMBERS:

LANDMARK

By:	/s/ MARTHA B. DOHERTY

Name:	Martha B. Doherty

Title:	Vice President

WILLIAMS

By:	/s/ SIR CHARLES WILLIAMS

Name:	Sir Charles Williams

Title:	Managing Director

Apes Hill Dev SRL/Members Agreement

EXHIBIT A
[Description of Property]